UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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TECUMSEH PRODUCTS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was distributed by Tecumseh Products Company on November 7, 2008.

100 East Patterson Street Tecumseh, Michigan 49286 www.tecumseh.com
FOR IMMEDIATE RELEASE
Contact:
Teresa Hess
Director, Investor Relations
Tecumseh Products Company
734-585-9507
Glass Lewis Recommends Shareholders Vote Gold Proxy Card AGAINST the
Herrick Foundation Proposal
Glass Lewis Supports the Current Board of Directors of Tecumseh Products
Company
ANN ARBOR, Mich., Nov. 7, 2008 — Tecumseh Products Company (NASDAQ: TECUA, TECUB), a leading global manufacturer of compressors and related products, announced today that Glass Lewis, a leading proxy advisory service, has recommended the Company’s shareholders vote against a proposal made by the Herrick Foundation to remove two independent directors from Tecumseh’s board of directors at the special meeting of shareholders to be held on Friday, Nov. 21, 2008.
In a report published on Nov. 6, proxy and corporate governance advisory firm, Glass Lewis, recommended the Company’s shareholders use the Company’s GOLD proxy card to vote AGAINST the Herrick Foundation’s proposal (Proposal 1) to remove two of the Company’s independent directors. In its report supporting the Company’s current board of directors, Glass Lewis stated:
•	“In this case, we believe the [Herrick Foundation] has failed to make a compelling case of mismanagement ... We find the Company has actually shown improvement in stock price performance relative to its peers and in operating performance since the appointment of a new CEO last year.”

•	“Given the board’s concerns regarding financial market conditions, we do not believe the [Herrick Foundation’s] proposed cash dividend is necessarily in the best interests of shareholders at this time.”

•	“[W]e find that the [Herrick Foundation] has failed to provide a strategic plan to create additional shareholder value relative to the current management team’s gains. Moreover, since the [Herrick Foundation] already holds two of the seven board seats, the election of two additional [Herrick Foundation] nominees would result in the [Herrick Foundation] holding a majority of the board seats. We believe that giving the [Herrick Foundation] majority control over the board would be grossly out of line with its economic and voting interests in the company.”

•	“Combined with certain improvements in the Company’s operational performance and ongoing efforts to enhance performance (such as recent sales of assets and cost reduction efforts), we see no reason to believe that the replacement of current directors with the [Herrick Foundation] nominees would provide more meaningful returns to shareholders than management’s current strategy.”
“We are pleased that a well-respected, independent third party such as Glass Lewis has carefully reviewed the voting alternatives and recommended shareholders vote against the Herrick Foundation proposal to remove two of the Company’s independent directors, in favor of the Company’s current board” said Ed Buker, chairman, president and CEO of Tecumseh Products. “As we have said, shareholders have an opportunity to choose between the strategic plan being implemented by the Company’s new management team or to follow the direction of past management.”
“With regard to our capital structure, the Company’s board of directors remains convinced that our current dual-class share structure must be changed,” continued Buker. “We believe the Class A and B shares should be consolidated into a single class of voting stock that aligns shareholders’ voting and economic interests, and we are committed to doing just that in the near term. The consolidation of our two classes of stock will result in the elimination of the Class A protection provision. And, once we complete the consolidation of our two classes of stock, the shareholders’ rights plan, as well as the recent change to our bylaws to increase the number of shares required for calling special meetings of shareholders, will no longer be necessary. The Company’s board of directors will take appropriate steps to eliminate them. In the interim, they are vital to protecting the best interests of all of the Company’s shareholders.”
Tecumseh strongly encourages all shareholders to vote the Company’s GOLD proxy card today AGAINST the Herrick Foundation’s proposal to remove two of the Company’s independent directors (PROPOSAL 1) and to discard any white or other proxy cards they may have received from the Herrick Foundation. If shareholders have voted on a white proxy card, but now wish to vote AGAINST the Herrick Foundation proposal — as recommended by Glass Lewis and the Company’s board of directors — please vote the Company’s GOLD proxy card. Only shareholders’ latest dated proxies will determine how their shares are to be voted at the meeting.
For questions or assistance with voting Class B shares on the GOLD proxy or to request a copy of the Company’s proxy statement or a GOLD proxy card, shareholders should contact: Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, Attention: Donna Ackerly, Senior Managing Director; Shareholders Call Toll Free: 1-866-203-1198 and Banks and Brokers Call: 212-440-9800
About Tecumseh Products Company
Tecumseh Products Company is a full-line independent global manufacturer of hermetically sealed compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps.
Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Internet web site at http://www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) the Company’s ability to maintain adequate liquidity in total and within each foreign operation; ii) the success of the Company’s ongoing effort to bring costs in line with projected production levels and product mix; iii) weather conditions affecting demand for replacement products; iv) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) actions of competitors; vii) changes in business conditions and the economy in general in both foreign and domestic markets; viii) the effect of terrorist activity and armed conflict; ix) economic trend factors such as housing starts; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) the Company’s ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Other Important Information
Tecumseh Products Company has filed a definitive proxy statement and other relevant documents concerning the special meeting with the United States Securities and Exchange Commission (“SEC”) on October 24, 2008. Before soliciting proxies, the Company will provide shareholders with the definitive proxy statement. The Company advises shareholders to read the definitive proxy statement because it contains important information. Shareholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.tecumseh.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting Georgeson Inc. toll free at (866) 203-1198 (banks and brokers call (212) 440-9800).
The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the special meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the special meeting is also contained in the proxy statement referred to above.

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